Exhibit 4.2




                   ASSET PURCHASE AND SHARE ISSUANCE AGREEMENT


                                  by and among
                            NEW WORLD BATTERIES INC.
                                  ("Acquiror")

                     a British Columbia Canadian Corporation

                                       and
                             LORETTA FOOD GROUP INC.
                                   ("Target")

                            a Delaware US Corporation

                          effective September 26, 2006

     THIS AGREEMENT is made and entered into by and among Acquiror with its principal place of business located at 11718-232B Street, Maple Ridge, British Columbia, Canada V2X722 (e-mail: newworldbatteries@shaw.com, fax:
604-476-0921)("Acquiror"); and Target with its principal place of business at 4090 Ridgeway Drive, Unit 14, Mississauga, Ontario L5L5X5 (e-mail:
Aburgio@Lorettafoods.com, fax: 905-828-7473) ("Target").

                                    Premises

     A. This Agreement provides for (i) the acquisition by Acquiror by transfer to a wholly owned subsidiary thereof to be formed for such purpose (the "Sub") of certain of the Assets of Target as more particularly set forth in the "Target Asset Schedule" as attached to and made a part hereof, whereby such of Target's assets and the business of Target as presently situated which utilizes such assets shall effectively become the assets and business of Acquiror through ownership of Sub, and in connection therewith (ii) the issuance of an amount of shares (the "Acquiror Common Shares") equal to ninety nine and one half (99.5%) percent of the fully diluted outstanding shares of Common Stock of Acquiror, and Preferred Stock ("Acquiror Preferred Shares") including terms as further set forth in this Agreement (Acquiror Common Shares and Acquiror Preferred Shares together referred to a "Acquiror Shares"), to Target, its designated assignees and/or as Target shall otherwise direct, to be further distributed, if at all, as Target shall choose, this Agreement not being conditioned on any further distribution of such securities.

     B. Management of Target and Acquiror have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

                                    Agreement

     NOW, THEREFORE, on the stated premises and for and in consideration of and compliance with the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

        ARTICLE I. REPRESENTATIONS, COVENANTS AND WARRANTIES OF ACQUIROR

     As an inducement to and to obtain the reliance of Target, Acquiror represents and warrants as follows:

     Section 1.1. Organization. Acquiror is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia and Canada as applicable and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities as applicable in all jurisdictions wherein Acquiror exists and/or is registered, owns assets and/or operates, including both United States and Canada, to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof for Acquiror shall be presented to Target for their review. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Acquiror's articles of incorporation or bylaws. Acquiror has full power, authority and legal right and has taken all action required by all applicable law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

     Section 1.2. Capitalization. The authorized capitalization of Acquiror consists of four classes (Class A, B, C, and D) of common stock authorized in an unlimited amount for issuance, with Class A and C being without par value and Class B and D with $.01 par value, of which total stock 8,575,173 shares of Class A Common Stock is the only stock issued and outstanding at the date of this Agreement, and there are presently no Preferred Shares. Acquiror is presently a 1934 US Securities Exchange Act as amended ("Exchange Act") reporting company registered pursuant to Section 12(g) of such Act and filing as a Foreign Private Issuer as such term is defined for application of such Act and the US Securities Act of 1933 as amended ("Securities Act") , and has filed all necessary reports, quarterly, annual and special with the Securities and Exchange Commission of the United States and as is required under applicable Canadian law, on a timely basis as required.

     All issued and outstanding shares are and the Acquiror Shares, when issued will be,legally issued, fully paid and non-assessable and not issued in violation of the preemptive or other rights of any person and there are no restrictions or preconditions thereon other than applicable US Securities and Exchange Commission registration exemption requirements for the issuance of additional securities of Acqurior as contemplated and provided for in this Agreement. None of the Acquiror's securities are or have ever been listed on or traded on any established trading market and there has never been any trading market created for any of the securities of Acquiror. Acquiror has warrants or options authorized or issued only as stated in its latest SEC reports on Form 20-F, and no debt convertible into any of Acquiror's securities. Acquiror has filed with the US Securities and Exchange Commission both an annual report and a registration of its securities both on Form 20-F both of which filings are the latest filings by Acquiror with the SEC and all information therein is correct without material change as of the date of this Agreement.

     Section 1.3. Subsidiaries. Acquiror has no subsidiaries but is aware that consummation of the Transactions provided for in this Agreement require the formation of Sub as referenced at the outset and in the Preambles to this Agreement, except as may otherwise be advised by Target in writing.

     Section 1.4.  Tax Matters: Books and Records.

     (a) The books and records, financial and others, of Acquiror as provided to Target in furtherance of this Agreement are in all material respects complete and correct and have been maintained in accordance with good business accounting practices and information regarding the financial status of the Acquiror as set forth therein and the financial status of Acquiror in general is auditable compatible with US GAAP requirements; and

     (b) Acquiror has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties).

     (c) Acquiror currently has no outstanding liabilities.

     Section 1.5. Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting Acquiror or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Acquiror and/or material enough to be required to be disclosed in any regulatory filings. Acquiror is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 1.6. Material Contract Defaults. Acquiror is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Acquiror, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Acquiror has not taken adequate steps to prevent such a default from occurring.

     Section 1.7. Information. The information concerning Acquiror as set forth in this Agreement and in the attached Schedules and in all latest SEC reporting currently on file is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading. Acquiror's filings with the SEC are current complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

     Section 1.8. Title and Related Matters. Acquiror has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal and such are only as disclosed in its latest, as of December 31, 2005, SEC reports on Form 20-F, and such assets are free and clear of all liens, pledges, charges or encumbrances which, because Acquiror's business is presently limited in scope of operations, may be transferred without adversely affecting the balance of the Acquiror's existence and operation. Acquiror owns and has authority to own its assets (including at present any after acquired property) free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever, including all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Acquiror's business and other assets. No third party has any right to, and Acquiror has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly and in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial condition and/or income of Acquiror or any material portion of its properties, assets and/or rights, including after acquired property.

     Section 1.9.  Contracts On the closing date:

     (a) There are no material contracts, agreements franchises, license agreements, or other commitments to which Acquiror is a party or by which it or any of its properties are bound except for the assignment of patents as discussed in its as of 12/31/05 Form 20-F annual report filing, which patent assignment is cancelable within the discretion of Acquiror without any adverse affect on Acquiror's existence and/or remaining operations:

     (b) Acquiror is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Acquiror can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Acquiror; and

     (c) Acquiror s not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended or otherwise except for that stated option plan disclosed in Acquiror's as of 12/31/05 annual SEC report on Form 20-F which stock option entitlements, if any, are cancelable by the recipient;
(iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, (v) employment, consulting or other similar contract (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment to disburse any of its assets to any third party including but not limited to its shareholders, officers and directors.

     Section 1.10. Compliance With Laws and Regulations. To the best of Acquiror's knowledge and belief, Acquiror has complied with all applicable statutes and regulations of any applicable national, federal, state, province, or other governmental entity or agency thereof in the US, Canada and/or any other applicable jurisdiction, except to the extent that noncompliance would not materially and adversely affect the existence, business, operations, properties, assets or condition of Acquiror and of its securities or would not result in Acquiror incurring material liability.

     Section 1.11. Approval of Agreement. The directors of Acquiror have authorized the execution and delivery of the Agreement and have approved the transactions contemplated hereby.

     Section 1.12. Material Transactions or Affiliations. There are no material contracts or agreements of arrangement between Acquiror and any person who was at the time of such contract, agreement or arrangement or still is an officer, director or person owning of record, or known to beneficially own five percent (5%) or more of the issued and outstanding Common Shares of Acquiror, and which agreement, contract and/or arrangement is to be performed in whole or in part after the date hereof. Acquiror has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

     Section 1.13. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Acquiror is a party or to which any of its properties or operations are subject.

     Section 1.14. Governmental Authorizations. Acquiror has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws , no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Acquiror of this Agreement and the consummation of the transactions contemplated hereby.

     Section 1.15. Exchange Act Registration. As of the date hereof, (a) the Acquiror's Common Stock is registered under Section 12(g) of the Exchange Act, and (b) Acquiror is in full compliance with all reporting requirements of the Exchange Act.

     Section 1.16. SEC Documents and Financial Statements. Acquiror has filed on a timely basis all documents required to be filed by it with the SEC since its inception (all such documents are referred to as the "Acquiror SEC Documents"). Complete and correct copies of the Acquiror SEC Documents are on file on the SEC EDGAR system and have been made available to Target. As of their respective dates, or if amended as of the date of the last such amendment, the Acquiror SEC Documents comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Acquiror SEC Documents when filed and as of the date thereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Complete and accurate copies of the audited consolidated balance sheet, consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows (together with any supplementary information thereto referenced to herein as "The Acquiror Financial Statements") of Acquiror are to be provided to Target. The Acquiror Financial Statements do and will when presented fairly present, in all material respects, the consolidated financial position of Acquiror, as of and for the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended (subject, in the case of any Acquiror interim financial information, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with GAAP during the periods involved (except as may be indicated therein or in the notes thereto) and since the date thereof Acquiror has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP. The current Form 20-F on file for the Acquiror in compliance with the Exchange Act accurately describes the status of Acquiror, its assets, its business, its commitments, its outstanding securities, and its financial status.

     Section 1.17. Filings. Acquiror covenants that it will prepare and file all disclosure required by the Exchange Act in a timely manner as presented therein, including but not limited to the filing of a Form 20-F (or such other form as proscribed by such Act) within the time periods therein provided and with provision of and having combined the audited financial statements of Acquiror and Target and Sub as required to be presented in connection with the Transaction made the subject of this Agreement and consummation of same.

     Section 1.18. Employment Matters. Acquiror (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees. There are no pending or, to the knowledge of the Company or the Founders, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. There are no employment contract and/or commitments by Acquiror for employment which will survive Closing.

     Section 1.19. No Interference or Conflict. To the knowledge of the Acquiror, no shareholder, officer, employee or consultant of Acquiror is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency, that would interfere with efforts to promote the interests of the Acquiror, Sub and/or Target or that would interfere with the Acquiror, Sub and/or Target's business. Neither the execution nor delivery of this Agreement, nor the carrying on the Acquiror's business as presently conducted or presently proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Acquiror's business as presently conducted or presently proposed to be conducted by the Acquiror, will, to the Acquiror's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is so bound.


         ARTICLE II. REPRESENTATIONS, COVENANTS AND WARRANTIES OF TARGET


     As an inducement to, and to obtain the reliance of Acquiror, Target represents and warrants to the best of its knowledge and using its best efforts as follows:

     Section 2.1. Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the attached Schedules are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Target's certificate of incorporation or bylaws. Target has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

     Section 2.2. Subsidiaries. Target has the subsidiaries as stated in its Subsidiary Schedule the transfer of which is made the subject of this Agreement, the stock interests in which subsidiaries are freely transferable as are included as part of the Transfer Assets.

     Section 2.3.  Tax Matters; Books & Records

     (a) The books and records, financial and others, of Target as are being made available for review by Acquiror regarding the assets being transferred as made the subject of this Agreement are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

     (b) Target has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties) the existence of which may adversely affect the value of or transferability of the Assets Transfer.

     (c) Target shall remain responsible for all debts incurred prior to the closing which are not made the subject of any liabilities being assumed in the transfer made the subject of this Agreement.

     Section 2.4. Information. The information concerning Target as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 2.5. Title and Related Matters. Target has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal available for transfer as made the subject of this Agreement (collectively, the "Transfer Assets") free and clear of all liens, pledges, charges or encumbrances except as are also being transferred as provided in this Agreement and except as otherwise stated in appropriate Schedules attached hereto. Except as set forth in the Schedules attached hereto, Target owns the Transfer Assets free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and shall include as part of the Transfer Assets all associated procedures, techniques, marketing plans, business plans, methods of management or other information related to such assets as utilized in connection with Target's business. Except as set forth in the attached Schedules, no third party has any right to, and Target has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the nature and existence of the Transfer Assets and related business, operations, financial conditions or income of Target.

     Section 2.6. Litigation and Proceedings. There are no actions, suits or proceedings pending or threatened by or against or affecting Target, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the nature and existence of the Transfer Assets and related business, operations, financial condition, income or business prospects of Target. Target does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 2.7.  Contracts. On the Closing Date:

     (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Target is a party or by which it or any of its properties are bound which will be in default if the Transfer Assets are transferred or which will prohibit, restrict or otherwise adversely affect transfer thereof, if the transfer is completed as provided in this Agreement; and

     (b) Target is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Target can now foresee) materially and adversely affect, the nature and existence of the Transfer Assets and related business, operations, properties, assets or conditions of Target other than the liabilities secured thereby as listed in the Target Asset Schedule attached to and made a part of this Agreement.

     Section 2.8. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Target is a party or to which any of its properties or operations are subject provided the transfer is made in the manner provided for in this Agreement.

     Section 2.9. Material Contract Defaults. To the best of Target's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Target as is being transferred as part of the Transfer Assets, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Target has not taken adequate steps to prevent such a default from occurring.

     Section 2.10. Governmental Authorizations. To the best of Target's knowledge, Target has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof utilizing the Transfer Assets. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with any court or other governmental body is required in connection with the execution and delivery by Target of this Agreement and the transactions contemplated hereby.

     Section 2.11. Compliance With Laws and Regulations. To the best of Target's knowledge and belief, Target has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Target affiliated with the Transfer Assets or would not result in Target's incurring any material liability affecting such assets.

     Section 2.12. Filings. Target covenants that it will assist Acquiror in the preparation of all filings required by the Securities Exchange Act in a timely manner, including but not limited to the filing of a Form 8K (6K or 20-F) within the time periods provided under the Exchange Act after the execution of this Agreement and the delivery of the audited financial statements for Target and Acquiror and the combining thereof sufficient to meet all applicable Exchange Act reporting criteria.

     Section 2.13. Investment Intent. Target is entering into this Agreement for its own account and not with a view to any distribution of the Acquiror Shares acquired by it, and it has no present arrangement to sell any of its Acquiror Shares to or through any Person, provided that this representation shall not be construed as an undertaking to hold any Acquiror Shares for any minimum or other specific term, and Target reserves the right to dispose of its Acquiror Shares at any time in accordance with applicable law.

     Section 2.14. Access to Information. Target has received or had access to all documents, records and other information pertaining to its investment in the Acquiror Shares that it has requested, including documents filed by Acquiror under the Exchange Act, and has been given the opportunity to meet or have telephonic discussions with the Acquiror representatives, to ask questions of them, to receive answers concerning the terms and conditions of this investment and to obtain information that Acquiror possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided.

     Section 2.15. Manner of Sale. At no time was Target presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising relating to Acquiror or any investment in the Acquiror Shares.



                                  ARTICLE III.
      ASSET TRANSFER , AND STOCK ISSUANCE PROCEDURE AND OTHER CONSIDERATION


     Section 3.1. At or prior to Closing Target at its expense and on behalf of Acquiror shall form a wholly owned subsidiary of Acquiror (the "Sub") into which Sub at Closing Target, conditioned upon fulfillment by Acquiror of its covenants made and reliance upon Acquiror's representations made in this Agreement, shall transfer, by execution of appropriate Bill of Sale and/or other legally recognized document sufficient to evidence such transfer and reasonably acceptable to Acquiror and/or counsel for Acquiror, all of its Transfer Assets free and clear of all lien interests thereon and other liabilities not specifically included within the Schedules to or otherwise within the Agreement.. The Sub, shall be formed as a Delaware domiciled Chapter C corporation with officers and directors, registered address and agent, and further entity and business structure, as shall be decided upon and advised and/or otherwise directed by Target in its sole discretion.

     Section 3.2. Issuance of Acquiror Shares. In exchange for transfer by Target of all of the Transfer Assets to Sub tendered pursuant to Section 3.1 and Additional Cash Consideration as referenced and provided in Section 3.3 and fulfillment by Target of its other covenants and reliant upon the truthfulness of Target representations made in this Agreement, Acquiror shall issue to Target and/or as Target shall direct, with no contractual restriction on further distribution by and/or on behalf of Target, a total of Acquiror common shares (the "Acquiror Common Shares") to be equal to ninety nine and one half (99.5%) percent of the fully diluted shares of Acquiror after such issuance to be outstanding, (all outstanding options, warrants, and convertible debt, if any, of Acquiror shall to the extent not exercised prior to Closing be canceled), and preferred stock ("Acquiror Preferred Shares") including terms as further set forth in this Agreement which preferred stock shall be established prior to Closing (although not to be issued until Closing) (Acquiror Common Shares and Acquiror Preferred Shares together referred to as "Acquiror Shares"). Part of the Acquiror Common Shares to be issued as provided herein shall be directly issued to Finders as entitlement under present Finders' agreements as referenced and defined hereinafter. Acquiror shall also agree to convert any Target debt instruments presently convertible into stock of Target into stock of Acquiror of similar class as that of the Acquiror Shares to the extent and otherwise as requested by Target, which conversion if and when such shall occur may increase the amount of the Acquiror Shares and further dilute holdings to remain in the hands of current Acquiror shareholders. This asset transfer transaction shall be conditioned upon waiver and/or other cancellation of all outstanding Acquiror options, warrants and conversion rights of all outstanding debts and other instruments under which Acquiror stock of all classes and series may be issued, except as may specifically be authorized by Target in writing prior to Closing on the asset transfer Transaction. Such Acquiror Shares are and will be recognized as restricted in accordance with Rule 144 of the Securities Act of 1933.

     Section 3.3. Additional Cash Consideration (including Deposit) (Dependant in Market Listing). Target shall make available for transfer to Acquiror or as otherwise instructed in writing by a majority of Acquiror's current Shareholders, $250,000 US (the "Cash Consideration"), payable if and when Acquiror shall have achieved a US formal securities market listing ("Market Listing") as hereinafter provided as a condition to consummation of the transactions made the subject of this Agreement, which shall be considered achieved upon approval of the submitted Form 15C2-11 for a securities quotation by the NASD or similar regulatory agency which shall provide for a market maker to effect a quotation in the securities of Acquiror so that such securities may be bought or sold in the public marketplace via the "pink sheets" or NASD Bulletin Board trading system, or other trading exchange agreeable to Target. $10,000 of such funds shall be placed on deposit (the "Deposit") with Independent Counsel John J. Becz, Esq 44 Union Avenue, Rutherford New Jersey 07070 whose charge therefore shall be paid by Acquiror promptly upon full execution of this Agreement and such Deposit shall be forfeited to Acquiror if such Market Listing is not achieved within 120 days of the effective date of this Agreement, as such time period may be extended by written Agreement of Target and Acquiror, provided that such lack of timely Market Listing is not caused by Acquiror and/or any of its affiliates by inefficient cooperation or otherwise, and/or caused by reasonable determination by Target that sufficient information is not present and/or cannot be gathered and processed sufficient to create the Market Listing within the time period provided, in either of which instance this Agreement may be canceled by Target and in the latter instance (inability to generate sufficient information for the Market Listing) this Agreement can be cancelled by either Target or Acquiror. The following events and time frames are the necessary steps to obtaining a Market Listing (The Market Listing Goals):

      Event                                               Time Frame to Achieve
                                                        following Effective Date

  1.  Effective date of this Agreement                                    0
  2.  Form 8-K reporting the Agreement                                    4
  3.  Broker-Dealer to file Form 2-11 Identified                         10
  4.  Preparation and Submission of 2-11 and supporting documentation    30
  5.  Trading Symbol/Listing issued by NASD                             120

     It is contemplated by Acquiror to utilize the Cash Consideration together with the balance of any pre-closing cash assets it maintains after expenses to return capital to its current Shareholders and to such extent Target recognizes that current cash assets of Acquiror may be disbursed and not be available for use and/or reporting post-closing and Target hereby waives any entitlement thereto, but the disbursement and/or other treatment of such Acquiror pre-closing cash assets in any particular fashion is not made a condition of this Agreement. It is also recognized by Target that the current patent assignment assets of Acquiror are also not expected to continue in authority for use by Acquiror after Closing and such patent rights are not expected therefore to be assets of Acquiror post Closing but rather the business of Acquiror post-closing is contemplated to be that as to which the Target Transfer Assets are currently related, which business is to continue to be operated by Acquiror either directly or through Sub and/or other controlled subsidiaries. This change of business perspective is hereby confirmed by Acquiror to be a focus of the reasoning behind the asset acquisition sought and provided for by way of this Agreement and thereby Acquiror shall not necessarily be considered as a "Shell Company" for purposes of existing and reporting as a public entity in accord with the Exchange Act and/or other applicable securites regulations.

     Section 3.4. Other Additional Consideration. Upon the Closing Date, subject to cancellation as to Acquiror if and when this Agreement may be terminated as provided herein, Acquiror shall acknowledge, and/or accept assignment of, and assume with Target and abide by the then current RJP attorney retainer, and Gallaro consultant contracts as recited in that certain Confidentiality Affidavit, Non Disclosure and Finders Fee Agreement with such persons as finders (the "Finders") dated 7/25/06 including the condition of issuance of the stock of Acquiror to such persons as therein provided, which stock shall be part and parcel all the 99.5% stock interest in Acquiror to be issued to and/or for the benefit of Target as provided in this Agreement, and in addition thereto assumption of such other services contracts as shall be sought assignment by Target and listed on a Schedule of Assumed Liabilities included with and made a part of this Agreement. Acquiror shall, upon closing of the transaction provided for in this Agreement, allow for securities conversion under rights given in all Target contracts as shall be specifically listed in the appropriate schedule to this Agreement or otherwise requested by Target in writing to be convertible into Acquiror restricted common stock (recognizing that issuance on such conversion may cause further dilution to outstanding stock in Acquiror) and allow for and facilitate registration of such securities as shall be the obligation of Target under the terms of such convertible instruments as well as allowing lien interest in all stock owned by Acquiror in Sub to current Target creditors having priority lien entitlement in the Target Transfer Assets as advised by and subject to decision solely in the discretion of Target as to the identity of to what creditors such provisions shall apply.

     Section 3.5. Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of Acquiror and Target shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered and/or reasonably necessary to facilitate the transaction provided for in this Agreement, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein.

     Section 3.6. Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on or sooner than 120 days from the effective date hereof ("Closing Date") which Closing shall be considered complete upon the Acquiror (as consolidated for reporting purposes with Sub) Class A common stock being listed for trading on a formal US Stock Exchange and/or over-the-counter market reasonably satisfactory to Target (the "Market Listing").

     Section 3.7.  Termination.

     (a) This Agreement may be terminated by the board of directors or majority interest of Shareholders of either Acquiror or Target, respectively, on at least 30 days advance written notice (the "Notice Period") at any time after the Closing Date if the Market Listing has not been evidenced to exist and does not transpire during such Notice Period, and Closing may be cancelled before the Closing Date if:

     (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of either such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the asset transfer and Acquiror stock issuance contemplated by this Agreement where the matter is not or cannot be promptly stayed and prohibits or materially restricts the transactions contemplated by this Agreement from being processed and it is reasonably unlikely that closing by the Closing Date will transpire because of the existence of and inability to timely eliminate such prohibitions and/or restrictions; or

     (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

     In the event of termination pursuant to this paragraph (a) of this Section 3.7, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

     (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Acquiror if Target shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Target contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 30 days written notice thereof is given to Target by Acquiror. If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.7, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

     (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Target if Acquiror shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Acquiror contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 30 days written notice thereof is given to Acquiror. If this Agreement is terminated pursuant to this paragraph
(c) of this Section 3.7, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder and the Deposit shall be returned to Target.

     In the event of termination pursuant to paragraph (b) and (c) of this
Section 3.7, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

     Section 3.8. Directors and Officers of Acquiror After Acquisition. On the Closing Date, current members of Target's present Board of Directors shall be placed as current members of the Board of Directors of Acquiror, or as otherwise advised in writing by Target, and Acquiror may maintain one Board seat for one year and until his successor shall be duly elected by shareholders of Acquiror post-Closing or appointed by the remainder of the Board of Directors at that time of Acquiror as applicable law and the Acquiror's by laws shall provide. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.

     On Closing Target shall designate who shall be appointed and Acquiror shall take such steps as adequate to establish such persons as Officers of Acquiror. The Board of Directors of Sub shall mirror those of Target unless and only to the extent Target shall otherwise designate in writing. The change in the composition of the Board of Directors and Officers of Acquiror shall be accomplished by all present persons acting in such capacities for and on behalf of Acquiror resigning their official positions in writing in favor of such substitutes, upon which resignation this Agreement and the transactions contemplated hereby shall be conditioned.



                          ARTICLE IV. SPECIAL COVENANTS


     Section 4.1. Access to Properties and Records. Sufficiently prior to Closing as reasonable to allow for adequate review, Acquiror and Target will each afford to the officers, Directors, legal counsel, market consultants and other authorized representatives of the other full access to the properties, books and records of each other, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request in furtherance of the transactions contemplated and provided for in this Agreement strictly for use for such diligence purposes, denial to be allowed as to any information reasonably deemed irrelevant thereto and all of which information shall be kept and treated in confidence and not disclosed outside the persons conducting and/or being consulted regarding such due diligence except as such disclosure may be required by applicable regulation, the results of which due diligence must satisfy the parties requesting such due diligence documents that the accuracy of the representations made by the other parties in this Agreement are not materially altered by presentation of the information in those due diligence documents..

     Section 4.2. Availability of Rule 144. Acquiror and Target shareholders holding "restricted securities, " as that term is defined in Rule 144 promulgated pursuant to the Securities Act will remain as "restricted securities" except as otherwise advised and requested by Target but Acquiror shall be under no obligation to register any shares under the Securities Act, or otherwise. The stockholders of Acquiror and Target holding restricted securities of Acquiror and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 4.2 shall survive the Closing and the consummation of the transactions herein contemplated.

     Section 4.3. Special Covenants and Representations Regarding the Acquiror Shares to be Issued in the Exchange. The consummation of this Agreement, including the issuance of the Acquiror Shares to Target as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Target acquires such securities and in that regard Target confirms that it is not acquiring such securities with view to public distribution and without any further transfer as may take place being registered or there being an exemption for registration available and applicable to such further transfer.

     Section 4.4. Third Party Consents. Acquiror and Target agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.


     Section 4.5.  Actions Prior and Subsequent to Closing.

     (a) From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, Acquiror and Target will each use its best efforts to:

     (i) maintain and keep its properties subject to this agreement in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

     (ii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it as and where applicable to these properties;

     (iii) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting those assets, properties and business as well as proper maintenance of corporate existence and ;

     (b) From and after the date of this Agreement until the Closing Date and provided the Market Listing Goals have been met in a timely manner, Acquiror will not, without the prior consent of Target:

     (i) except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

     (ii) declare or pay any dividend on its outstanding Common Shares, split or otherwise change its capitalization, nor issue any other of its securities except as provided herein;

     (iii) enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

     (iv) grant, confer or award any options, warrants, convertible rights or other rights not existing on the date hereof to acquire any of its securities; or

     (v) purchase or redeem any Common Shares except as pursuant to Acquiror's plan to achieve the pre-closing capitalization of its outstanding common shares set forth is recapitalization plan as shall be approved by Target.

     (vi) except as contemplated by this Agreement, Acquiror shall not make or commit to make and expenditures or enter into commitment or transaction outside the ordinary course and/or exceeding the amount of the Acquiror's current cash assets in the aggregate; nor sell, license or transfer to any person or entity any rights to any Acquiror assets including Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity or with respect to its Intellectual Property other than nonexclusive licenses unless and only to the extent agreed to by Target with the understanding and agreement that post-Closing such cash assets and Intellectual Property may and shall be transferred as shall be advised by current management of Acquiror at the date of this Agreement, there being no obligation that such assets be still part of the Acquiror's assets post-Closing.

     (vii) Commence or settle any litigation;

     (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any asset other than as are associated with Target and made the subject of this Agreement, unless and only to the extent otherwise agreed by Target in writing

     (ix) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others and/or any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others and/or grant any loans to others or purchase debt securities of others.

     (x) No Solicitation. Unless and until the date of termination of this Agreement the Acquiror will not (nor will the Acquiror permit any of its officers, directors, controlling Shareholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Target and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions or enter into any agreement with respect to, any offer or proposal to acquire all, substantially all or a significant portion of the Acquiror's business, properties or technologies or any portion of the Acquiror's capital stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning this agreement and the transaction contemplated as described herein, the Acquiror's business, technologies or properties or afford to any person or entity access to its properties, technologies, books or record or (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Acquiror's capital stock or assets. In addition to the foregoing, if the Acquiror receives, prior to the Closing Date or the termination of this Agreement, any offer, proposal, or request relating to any of the above, the Acquiror shall immediately notify Target thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Target may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.5 (b)(x) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Target shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof in any court of the United States, Canada, or any State and/or Province thereof having jurisdiction, this being in addition to any other remedy to which Target may be entitled at law or in equity.

     (xi) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.5 (b)(i) through (x) above, or any other action that would prevent the Acquiror from performing or cause the Acquiror not to perform its covenants made within this Agreement. Acquiror shall provide promptly after execution of the Agreement, to Target, written acknowledgements and confirmation by all officers, directors and controlling shareholders of Acquiror of the representations and covenants of Acquiror made in this Agreement and the transfer restrictions on the Acquiror's outstanding securities and confirmation of the truthfulness thereof and their agreement to abide thereby, which acknowledgement and agreement may be evidenced by their signing onto this Agreement.

     Section 4.6.  Indemnification.

     (a) Acquiror hereby agrees to indemnify Target, each of the officers, agents and directors and current shareholders of Target as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

     (b) Target hereby agrees to indemnify Acquiror, each of the officers, agents, directors and current shareholders of Acquiror as of the Closing Date against any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

     Section 4.7. Tax Consequences. It is intended by the parties that, to the extent applicable the Transaction shall constitute a reorganization within the meaning of Section 368 of the IRS Tax Code and no action shall be taken with respect to the Capital Stock, assets, liabilities, and/or otherwise of either Acquiror and/or Target that could reasonably be expected to cause the transactions made the subject of this Agreement to fail to qualify, as applicable, as a "reorganization" with the meaning of Section 368 of the Code.

     Section 4.8. Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated and agreed hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated and agreed by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by theAgreement

     Section 4.9. Notification of Certain Matter; Financial Statements. The party to which applicable shall give to each other party prompt notice of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder in each case such that the conditions to Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this section shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) act to prevent or cure any misrepresentations, and/or breach of covenant

            ARTICLE V. CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET

     The obligations of Target under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 5.1. Accuracy of Representations. The representations and warranties made by Acquiror in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Acquiror shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Acquiror prior to or at the Closing. Target shall be furnished with a certificate, signed by a duly authorized officer of Acquiror and dated the Closing Date, to the foregoing effect.

     Section 5.2. Director Approval. The Board of Directors of Acquiror shall have approved this Agreement and the transactions contemplated herein.

     Section 5.3. Officer's Certificate. Target shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Acquiror to the effect that: (a) the representations and warranties of Acquiror set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Acquiror has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as set forth in this Agreement, including but not limited to timely making all applicable regulatory filings; (c) since the Effective Date of this Agreement and other than as previously disclosed to Target, Acquiror has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business if any, as is then being conducted and has incurred no liabilities; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Acquiror, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or by or against Acquiror which might result in any material adverse change in any of the assets, properties, business, operations, general existence and marketability of the securities of Acquiror.

     Section 5.4. Shareholder Vote. The holders of the majority of the issued and outstanding shares of Acquiror shall agree to vote in favor of this Agreement.

     Section 5.5. Amend to Articles of Incorporation and Capitalization. Promptly after the Closing Date, Acquiror will amend its Articles of Incorporation to change its corporate name, domicile, and capitalization in a manner satisfactory to Target, which change in capitalization shall include corporate authority to issue Preferred classes of stock including terms as further set forth in Schedule attached to and made a part of this Agreement or otherwise advised by Target (including the Acquiror Preferred Shares as provided for in this Agreement), change in name shall be to Loretta Foods and/or derivations thereof directed by Target, and change in domicile shall be to a National Corporation with a registered address in Ontario, all subject to such exceptions as are advised by Target, and toward such end Acquiror shall at or prior to Closing execute an amendment to its Articles of Incorporation, and obtain the requisite director and shareholder approval for such, in the form acceptable to Target, which in principal part be as set forth as Schedule D attached to and made a part of this Agreement..

     Section 5.6. No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Acquiror.

     Section 5.7. Other Items. Target shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Target may reasonably request.

     Section 5.8. Target shall have received the approval by the Board of Directors of Target by majority vote and vote of a majority of all of its stock outstanding and specifically of any creditor of Target holding lien interest(s) in any of the assets being transferred.

           ARTICLE VI. CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

     The obligations of Acquiror under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

     Section 6.1. Accuracy of Representations. The representations and warranties made by Target in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Target shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Target prior to or at the Closing. Acquiror shall have been furnished with a certificate, signed by a duly authorized executive officer of Target and dated the Closing Date, to the foregoing effect.

     Section 6.2. Director Approval. The Board of Directors of Target shall have approved this Agreement and the transactions contemplated herein.

     Section 6.3. Officer's Certificate. Acquiror shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Target to the effect that: (a) the representations and warranties of Target set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) Target had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

     Section 6.4. No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Target, to the extent that such are associated with the Transfer Assets.

                           ARTICLE VII. MISCELLANEOUS


     Section 7.1. Brokers and Finders. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay brokers or finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement except that Target is obligated and does hereby reconfirm its obligation and the obligation of Target as it may succeed to the interests of any other public entity, including Acquiror, and Acquiror confirms an obligation post-Closing to abide by that certain Confidentiality Affidavit, Non-Disclosure and Finders Fee Agreement Target enterred with Randall J. Perry, Esq. and Robert Gallaro dated 7/25/05 and the post-Closing Legal services retainer and consulting agreement arrangement as therein provided, which Finders shall be considered as beneficiaries of this Agreement. The parties each agree to indemnify the other against any other claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 7.2. Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, United States of America and all parties to agree to submit themselves to the personal Jurisdiction of the Courts of such State and/or US Federal Court to decide upon any questions and/or disputes regarding this Agreement and/or its subject matter which any of the parties shall submit.

     Section 7.3. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram or by telefax or e-mail of the addresses stated at the outset of this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

     Section 7.4. Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 7.5. Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

     Section 7.6. Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 7.7. Third Party Beneficiaries. This contract is solely between Acquiror and Target and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement except as shall be specifically stated herein.

     Section 7.8. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

     Section 7.9. Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

     Section 7.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 7.11. Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 7.12. Expenses. Each party herein shall bear all of their respective cost s and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

     Section 7.13. Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

     Section 7.14. Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

     Section 7.15. Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

     Section 7.16. Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto provided the omitted terms do not materially change the obligations and capability of performance by the parties and the objectives designed to be accomplished thereby.

     Section 7.17. Failure of Conditions; Termination. In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement. In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other party's legal fees to the extent such failure is willful or grossly negligent. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

     Section 7.18. No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof and recognizing that all parties to this contract have been represented by legal counsel the legal concept of ambiguities in the contract to be read against the drafter is waived.

     Section 7.19. Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

     Section 7.20. Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.


TARGET: Loretta Food Group Inc.
By:  /s/ AL BURGIO
     -------------
Name/Title: Al Burgio, Pres.
ATTEST:


ACQUIROR: New World Batteries Inc.
By:  /S/ PAT O'BRIAN
     ---------------
Name/Title: Pat O'Brien, Pres.
ATTEST:

                              TARGET ASSET SCHEDULE


Assets to be Transferred to Acquiror at the Time of Closing


1) 200 common shares of Bayshore Foods Inc., being 100% of the issued and outstanding common shares of Bayshore Foods Inc., an Ontario corporation.

2) 1,500 shares of common stock of Loretta Baking Mix Products Ltd., being 100% of the issued and outstanding common stock of Loretta Baking Mix Products Ltd., a Michigan corporation.

3) All registered trademarks owned by the Target on the Closing Date.

4) Any other assets as may be advised by the Target.

                         SCHEDULE OF ASSUMED LIABILITIES


1)   Target's loans and security due to Laurus Master Fund Ltd. pursuant to:

     a. Security and Purchase Agreement dated December 28, 2005 between Loretta Food Group Inc., Laurus Master Fund, Ltd., Loretta Foods Limited, Loretta Baking Mix Products Ltd., Sweet Valley Food Corporation and Bayshore Foods Inc.;

     b. Secured Revolving Note dated December 28, 2005 in favor of Laurus Master Fund, Ltd.;

     c. Secured Convertible Note dated December 28, 2005 in favor of Laurus Master Fund, Ltd.;

     d. Secured Convertible Term Note dated December 28, 2005 in favor of Laurus Master Fund, Ltd.;

     e. Master Security Agreement dated December 28, 2005 in favor of Laurus Master Fund, Ltd.;

     f. Share Pledge Agreement dated December 28, 2005 between Loretta Food Group Inc., MG Holdings Inc., Monaco (Canada) Inc., LF Acquisition Corp., LF Brands Inc., and Loretta Baking Mix Products Inc.;

2)   Option agreement dated December 28, 2005 in favor of Laurus Master Fund,
     Ltd.

3) Common Stock Purchase Warrant agreement dated December 28, 2005 in favor of Laurus Master Fund, Ltd.

4)   Any other liabilities as shall be advised by Target.

                                   SCHEDULE OF
          PROPOSED VOTING POWERS, RIGHTS, DESIGNATIONS, PREFERENCES AND
                   QUALIFICATIONS OF CLASS A PREFERRED SHARES

All dollar amounts referred to in this Schedule are Canadian Dollars.

The Acquiror shall, on or before Closing, approve the following voting powers, rights, designations, preferences and qualifications of a new class of preferred shares:

     1. Designation and Amount. There shall be a class of Preferred Shares designated as "Class A Preferred Shares" and the number of shares constituting such class of Preferred Shares shall be unlimited.

     2. Par Value. Each Class A Preferred Share shall have no par value.

     3. Rank. All Class A Preferred Shares shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued common shares (the "Common Shares").

     4. Dividends. The holders of Class A Preferred Shares shall be entitled to receive, out of the net profits of the Corporation, dividends at the annual rate of $0.045 per share per annum payable quarterly (calendar quarterly) by the 15th day of the month following the quarterly period and accruing until paid starting and assessed beginning the first full calendar quarter following issuance. The amount of dividends payable shall be computed on the basis of a 360 day year of four 90 day quarters. The Common Shares is entitled to all remaining profits which the Board of Directors may determine to distribute to the holders of Common Shares as dividends, subject to any future designations regarding the remainder of the unissued Preferred Shares.

     No dividends or other distributions, other than dividends payable solely in Common Shares of the Corporation ranking junior as to dividends and as to liquidation rights to the Class A Preferred Shares shall be declared, paid or set apart for payment on any Common Shares unless and until all accrued and unpaid dividends of Class A Preferred Shares shall have been paid and/or set apart for payment.

     Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary.

     5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class A Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accumulated thereon to the date of final distribution to such holders which have not prior thereto been paid without interest, and a sum equal to $1.00 per share, before any payment shall be made or any assets distributed to the holders of Common Shares, or any other class or series of the Corporation's capital stock. All of the remaining net assets shall belong to and be distributed among the holders of the Common Shares, subject to any future designations regarding the remainder of the unissued Preferred Shares. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of The Corporation.

     6. Redemption at Option of the Corporation. The Corporation is not entitled to redeem the Class A Preferred Shares.

     7. Retraction at the Option of the Holder. Each Class A Preferred Shares shall be retractable, after seven (7) years, at the option of the holder thereof at $1.00 per share plus, in each case, an amount in cash equal to all dividends on the Class A Preferred Shares accrued and unpaid thereon, pro rata to the date fixed for retraction (such sum being hereinafter referred to as the "Retraction Price").

         Not less than Thirty (30) days and not more than Sixty (60) days prior to the retraction date notice by first class mail, postage prepaid, shall be given to the Corporation. Each such notice of retraction shall specify the date fixed for retraction and the Retraction Price. Payment will be made upon presentation and surrender of the Class A Preferred Shares and that on and after the retraction date, dividends will cease to accumulate on such shares.

     Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the addressee receives such notice; and failure to give such notice by mail, or any defect in such notice, shall not affect the validity of the proceedings for the retraction of any other Class A Preferred Shares. On or before the date fixed for retraction as stated in such notice, each holder of the shares called for retraction shall surrender the certificate evidencing such shares to the Corporation at the registered head office of the Corporation and shall thereupon be entitled to receive payment of the Retraction Price. If less than all the shares represented by any such surrendered certificate are retracted, a new certificate shall be issued representing the shares not retracted. If, on the date fixed for retraction, funds necessary for the retraction shall be available therefor and shall have been irrevocably paid to the holder, then, notwithstanding that the certificates evidencing any shares so called for retraction shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for retraction, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for retraction (except the right of the holders to receive the Retraction Price without interest upon surrender of their certificates therefor) shall terminate.

     Class A Preferred Shares shall not be subject to the operation of any purchase, retirement or sinking fund.

     7. Conversion. Class A Preferred Shares shall be convertible into Common Shares, at the option of the holder thereof, on the basis of one Class A Preferred Share to be converted into three Common Shares. The number of shares into which each Class A Preferred Share shall be convertible shall be subject to adjustment from time to time to the same extent as applicable to the Common Stock into which it is convertible upon occurrence of events that also change the status of such Common Stock, non-exclusive examples being reclassification, stock splits, combinations and dividends, and the Corporation shall continuously have reserved and available sufficient Common Stock into which all outstanding Class A Preferred Shares may be converted. Upon any partial conversion of outstanding Class A Preferred Shares, new certificates therefore as to the balance not converted shall be issued upon surrender of the shares thereof to be converted. Notice of Conversion shall be given to the Corporation at least three days prior to the record date for such conversion.

    8. Voting Rights.

     a. General. Class A Preferred Shares shall have voting rights per share (one vote per share) regarding any corporation business pari passu with that applicable to Common Stock.

     b. Class Voting Rights. In addition to voting rights provided above, so long as the Class A Preferred Shares is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least one half (1/2) of all outstanding Class A Preferred Shares voting separately as a class, amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Class A Preferred Shares.

     9. Outstanding Shares. All Class A Preferred Shares issued shall be deemed outstanding except (i) from the date fixed for retraction pursuant to Section 7 hereof, all Class A Preferred Shares that have been so called for retraction under Section 7 hereof; and (ii) from the date of registration of transfer, all Class A Preferred Shares held of record by the Corporation.

     10. Preemptive Rights. The Class A Preferred Shares is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

     11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be val1d or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     12. Future Preferred Shares Issues. The Corporation may issue one or more additional classes of Preferred Shares without the consent of the holders of Class A Preferred Shares, provided, however, that the rights and preferences of such subsequent classes of preferred shares as to liquidation, dividends, voting, redemption, and registration rights shall not be superior to those of the Class A Preferred Shares.

OR AS MAY OTHERWISE BE ADVISED BY TARGET PRE-CLOSING